EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Hubbell Power Systems, Inc., a Delaware corporation (the “Company”) and a subsidiary of Hubbell Incorporated, a Connecticut corporation (“Parent”), and Allan Connolly (“Executive”) as of the 22nd day of December 2017.
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 22, 2017 (the “Merger Agreement”), by and among the Company, Meter Readings Holding Group, LLC (“Meter Readings”), Yellow Merger Sub, Inc. and Sun Meter Readings, LP, pursuant to which the Company will acquire 100% of the equity interests of Meter Readings.
WHEREAS, the Company wishes to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
1.Employment Period. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date of the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”) and ending on the third anniversary thereof (the “Employment Period”).
2.Terms of Employment.
(a)Position and Duties.
(i)During the Employment Period, Executive shall (A) serve as Division Vice President, President of Aclara, with such duties and responsibilities as are commensurate with such position, and (B) report directly to the Group President, Power Systems, or such other corporate officer of similar or more senior position designated by the Chief Executive Officer of Parent (the “Reporting Officer”).
(ii)During the Employment Period, Executive agrees to devote his full business time, energy and skill to the performance of his duties, authorities and responsibilities to the Company and its affiliated companies; provided that the foregoing shall not prevent Executive from (A) serving on the boards of directors of non-profit organizations, (B) subject to the approval of the Company, which shall not be unreasonably withheld, serving on the board of directors of one for-profit company with which the Company or its affiliated companies do not compete or conduct material business, (C) participating in charitable, civic, educational, professional, community or industry affairs, and (D) managing Executive’s passive personal investments so long as such activities, in the aggregate, do not materially interfere or conflict with Executive’s duties to the Company or its affiliated companies or create a potential business or fiduciary conflict. For purposes of this Agreement, the term “affiliated company” means an entity controlled by, controlling or under common control with Parent or the Company (for the avoidance of doubt, the Company is an affiliated company of Parent and vice versa). Executive’s primary work location shall be at the Company’s offices in St. Louis, Missouri.

(b)Compensation.
(i)Annual Base Salary. During the Employment Period, Executive shall receive an annual base salary of $550,000. Executive’s annual rate of base salary hereunder shall be reviewed for increases annually, as determined by the Company in its sole discretion. Once the base salary has been increased hereunder it shall not subsequently be decreased during the Employment Period. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Annual Base Salary.”
(ii)Annual Bonus. Commencing with Parent’s 2018 fiscal year, and for each fiscal year of Parent during the Employment Period thereafter, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target opportunity equal to 50% of Annual Base Salary and a maximum opportunity equal to 200% of the target Annual Bonus opportunity. Payment of the Annual Bonus, if any, shall be based on the attainment of one or more pre-established performance goals established by the Reporting Officer in consultation with Executive. The Annual Bonus shall be paid to Executive at the same time that other senior executives of the Company who are eligible to receive annual bonus payments receive such payments.
(iii)Annual Equity Grants. Commencing in December 2018 (or such later time that Parent grants annual equity awards in respect of its 2019 fiscal year), and for each fiscal year of Parent during the Employment Period thereafter, Executive shall be eligible to receive equity-based awards of Parent having an aggregate grant date fair value equal to no less than $250,000, with the types of awards and amounts allocated to each type of award, and grant dates, to be consistent with the types, amounts and grant dates applicable to similarly situated executives of Parent or the Company (all such awards, collectively, the “Annual Equity Grants”).
(iv)Vacation. During the Employment Period, Executive shall be eligible for paid vacation of four weeks per calendar year (prorated for any partial year).
(v)Other Benefits. During the Employment Period, Executive shall be eligible for participation in welfare and other benefit plans, practices, policies and programs, on terms no less favorable than those offered to similarly situated executives of the Company or its affiliated companies from time to time. Without limiting the generality of the foregoing, Executive shall be eligible for severance benefits in accordance with Parent’s Policy for Providing Severance Payments to Senior Employees (or any successor policy thereto, the “Severance Policy”), as in effect from time to time. For purposes of the Severance Policy, Parent and the Company shall recognize Executive’s service with Meter Readings prior to the Effective Date.
(vi)Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement, subject to the Company’s policies with respect to expense reimbursement.
(vii)Retention Awards.
(A)Cash Retention Award. On or as soon as reasonably practicable following the Effective Date (but in no event later than 30 days following the Effective Date), the Company shall grant to Executive a cash retention award (the “Cash Retention Award”) in the amount of $850,000. The Cash Retention Award shall vest and be paid in three equal installments on the first three anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable anniversary, and, except as provided in Section 4(a)(ii), shall be forfeited upon a termination of employment prior to such time.

(B)Equity Retention Award. On or as soon as reasonably practicable following the Effective Date (but in no event later than 30 days following the Effective Date), Parent shall grant to Executive an award (the “Equity Retention Award”) covering a number of shares of restricted common stock of Parent having an aggregate grant date fair value equal to no less than $1,000,000. The Equity Retention Award shall vest in two equal installments on the second and third anniversary of the Effective Date, subject to Executive’s continued employment with the Company through the applicable anniversary, and, except as provided in Section 4(a)(ii), shall be forfeited upon a termination of employment prior to such time. Except as set forth above, the Equity Retention Award shall otherwise have terms and conditions consistent with Parent’s standard form of restricted stock award agreement.
3.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Employment Period, it may provide Executive with written notice in accordance with Section 6(g) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness.
(b)Cause. The Company may terminate Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean (i) action by Executive involving willful malfeasance having a material adverse effect on the Company or its affiliated companies; (ii) substantial and continual refusal by Executive to perform the duties ordinarily associated with his job title within ten days following a written demand from the Company; or (iii) Executive’s conviction of a felony; provided that any action or refusal by Executive shall not constitute “Cause” if, in good faith, Executive believed such action or refusal to be in or not opposed to the best interests of the Company and its affiliated companies, or if Executive shall be entitled, under applicable law or the Certificate of Incorporation or By-Laws of the Company, to be indemnified with respect to such action or refusal.
(c)Good Reason. Executive’s employment may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the prior written consent of Executive:
(i)a material diminution in Executive’s title, authority, reporting line, duties or responsibilities that are related to the general management of the Meter Readings business as carried on by the Company;
(ii)any reduction in Annual Base Salary or Annual Bonus opportunity;
(iii)a change by more than 50 miles in the primary work location at which Executive must perform his duties;
(iv)any failure to grant the Cash Retention Award, Equity Retention Award or Annual Equity Grants in a timely manner and in accordance with the terms of this Agreement; or

(v)any other action or inaction that constitutes a material breach by the Company or any affiliated company or any of their respective successors of its obligations to Executive under this Agreement or any other material agreement between Executive and the Company or any affiliated company;
provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days after Executive first becomes aware of such occurrence (or should have become aware of such occurrence), (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 30 days following such failure to cure. Executive acknowledges and agrees that he shall not have Good Reason solely as a result of the consummation of the transactions contemplated by the Merger Agreement, including Executive’s employment pursuant to the terms and conditions of this Agreement, the integration of Meter Readings and its business into Parent and the Company or changes inherent in the fact that, as of the Effective Date, Meter Readings will be a wholly owned subsidiary of Parent and the Company; provided, however, that this sentence shall not operate to limit the protections with respect to title and reporting contained in Section 3(c)(i) or the protections contained in Sections 3(c)(ii)-(v).
(d)Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6(g). For purposes of this Agreement, the term “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(e)Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, or (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the date on which such separation from service takes place shall be the “Date of Termination.”
4.Obligations of the Company upon Termination.
(a)By the Company other than for Cause; by Executive for Good Reason; Due to Death or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, Executive shall terminate employment for Good Reason, or Executive’s employment shall terminate due to his death or Disability:

(i)The Company shall pay to Executive the aggregate of the following amounts in a lump sum in cash within 30 days after the Date of Termination: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) any unpaid Annual Bonus from any prior completed fiscal year, (C) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) but have not been reimbursed by the Company as of the Date of Termination; and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”);
(ii)Subject to Section 4(e) and Executive’s compliance with Section 5, any portion of the Cash Retention Award or Equity Retention Award that is unvested as of the Date of Termination shall fully vest and, in the case of the Cash Retention Award, be paid within 60 days after the Date of Termination; and
(iii)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such Other Benefits to be paid or provided subject to and in accordance with the applicable terms of any such arrangements.
Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause by Executive for Good Reason or due to Executive’s death or Disability, the Company and its affiliated companies shall have no further obligation to Executive under this Agreement.
(b)Cause; Other than for Good Reason. If, during the Employment Period, Executive’s employment shall be terminated for Cause or Executive terminates his employment other than for Good Reason, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive (i) the Accrued Obligations through the Date of Termination (excluding payment of any unpaid Annual Bonus from any prior completed fiscal year) and (ii) Other Benefits, in each case to the extent theretofore unpaid. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
(c)Separation Agreement and General Release. The Company’s obligations to make payments under Section 4(a)(ii) shall be conditioned on Executive (or, in the event of Executive’s death or Disability, his legal guardian or estate) executing and delivering (and not revoking) a separation agreement and general release (the “Release”) in the form annexed hereto as Exhibit A (with such revisions as may be appropriate to reflect changes in law or the successors and assigns of the Company and its affiliated companies) not later than the 52nd day that follows the Date of Termination. In the event that Executive (or his legal guardian or estate) does not so execute and deliver such release, or in the event that Executive (or his legal guardian or estate) revokes such release, the Company may require Executive (or his legal guardian or estate) to repay any amounts previously provided to him pursuant to Section 4(a)(ii).
(d)Expiration of the Employment Period. Following the end of the Employment Period, if Executive remains employed by the Company or its affiliated companies, Executive’s employment shall be at-will. The fact that the Agreement is not renewed, extended or replaced shall not constitute a termination of employment without Cause or for Good Reason.

5.Executive Covenants.
(a)Confidential Information. Executive shall hold confidential for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) (collectively, “Confidential Information”). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. Notwithstanding the foregoing, “Confidential Information” shall not include information that at the time of disclosure is already known to the receiving party without any restriction on its disclosure.
(b)Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or any of its affiliated companies, and that are conceived, developed or made by Executive during his employment with the Company or any of its affiliated companies (“Work Product”) belong to the Company and its affiliated companies. Executive shall promptly disclose such Work Product to the Company and its affiliated companies and perform all actions reasonably requested by the Company and its affiliated companies (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks and copyrights) that are made, developed or acquired by Executive in the course of Executive’s employment with the Company or any of its affiliated companies shall be and remain the absolute property of the Company and its affiliated companies, and Executive shall assist the Company and its affiliated companies in perfecting and defending their rights to such intellectual property.
(c)Nonsolicitation. During the Restricted Period (as defined below), Executive shall not directly or indirectly (i) except in the good faith performance of his duties to the Company, induce or attempt to induce any employee or independent contractor of the Company or any of its affiliated companies to leave the Company or such affiliated company, or in any way interfere with the relationship between the Company or any such affiliated company, on the one hand, and any employee or independent contractor thereof, on the other hand, (ii) hire any person who was an employee or independent contractor of the Company or any of its affiliated companies until 12 months after such individual’s relationship with the Company or such affiliated company has been terminated or (iii) except in the good faith performance of his duties to the Company, induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or any of its affiliated companies to cease doing business with the Company or such affiliated company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any of its affiliated companies, on the other hand. Notwithstanding the foregoing, Section 5(c)(i) shall not prohibit any advertisement or general solicitation that is not specifically targeted at Company’s or its affiliated companies’ employees. For purposes of this Agreement, the term “Restricted Period” means the period commencing on the Effective Date and ending on (x) if Executive’s employment is terminated (I) involuntarily by the Company without Cause or by Executive for Good Reason during the Employment Period or (II) for any reason following the expiration of the Employment Period, the first anniversary of the termination of Executive’s employment, or (y) if Executive’s employment is terminated under any other circumstances, the second anniversary of the termination of Executive’s employment.

(d)Noncompetition. Executive acknowledges that, in the course of his employment with the Company, he has become familiar, or will become familiar, with the Company’s and its affiliated companies’ trade secrets and with other Confidential Information concerning the Company, its affiliates and their respective predecessors, and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliated companies is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which Executive has been materially involved at any time during the one-year period ending with the Date of Termination, in any locale of any country in which the Company or any of its affiliated companies conducts business. Nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.
(e)Nondisparagement. From and following the Effective Date, Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or any of its affiliated companies, any of their clients or businesses or any of their current or former directors, officers or employees; provided, however, that, subject to Section 5(a), nothing herein shall prohibit Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). From and following the Effective Date, the Company shall instruct its senior executive officers not to make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Executive or any of his agents or related parties; provided, however, that nothing herein shall prohibit any such individuals from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).
(f)Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliated companies, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its affiliated companies are and shall remain the property of the Company and its affiliated companies, and Executive shall immediately return such property to the Company upon the Date of Termination and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its affiliated companies, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company and its affiliated companies at any time with or without notice. Notwithstanding the foregoing, Executive may retain his personal contacts and personal compensation data.
(g)Prior Notice Required. Executive hereby agrees that prior to accepting employment with any other person or entity during the Restricted Period, Executive shall provide such prospective employer with written notice of Sections 5(c) and 5(d) of this Agreement, with a copy of such notice delivered promptly to the Reporting Officer.

(h)Cooperation. Executive agrees that during the 12-month period following Executive’s termination of employment, upon the reasonable request of the Company or any of its affiliated companies, Executive shall use reasonable efforts to assist and cooperate with the Company or any of its affiliated companies in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliated companies, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliated companies, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency; provided that the Company shall provide Executive with reasonable compensation for the time actually expended in such endeavors (at an hourly rate based on the Annual Base Salary) and shall reimburse Executive’s reasonable business expenses incurred in connection with such cooperation to the extent that such expenses would have been reimbursed under Section 3(b)(vi) had they been incurred during the Employment Period.
(i)Trade Secrets; Whistleblower Rights. The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.
(j)Executive Covenants Generally.
(i)Executive’s covenants as set forth in this Section 5 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
(ii)Executive acknowledges that the Company and its affiliated companies have (A) expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, and (B) a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships.
(iii)Executive understands that the Executive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, and Executive represents that his experience and capabilities are such that he has other opportunities to earn a livelihood and adequate means of support for himself and his dependents.
(iv)Any termination of (A) Executive’s employment, (B) the Employment Period or (C) this Agreement shall have no effect on the continuing operation of this Section 5.

(v)Executive acknowledges that the Company would be irreparably injured by a violation of this Section 5 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of his obligations under this Section 5. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 5, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) in the event of a material breach of this Section 5, the forfeiture or repayment of any portion of the Cash Retention Award or Equity Retention Award that vested pursuant to Section 4(a)(ii) and (B) to specific performance and other injunctive relief, without the requirement to post bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 5, provided any forfeiture or repayment under sub-clause (A) shall be subject to Executive first receiving written notice from the Company of the alleged material breach within 90 days after the Company first becomes aware of the alleged material breach and no less than 30 days to cure such breach, if curable. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 5(c) or (d), as applicable.
6.Miscellaneous.
(a)Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Fairfield County, Connecticut with respect to any dispute arising out of or relating to this Agreement or the Release, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
(b)Indemnification. The Company shall, to the maximum extent to which it is empowered by its governing documents and the laws of the State of Delaware, defend, indemnify and hold harmless Executive from and against any and all demands, claims and causes of action made against Executive concerning or relating to his service, actions or omissions on behalf of the Company or its affiliated companies as an employee, director, officer, or agent, including, without limitation, holding Executive harmless for any losses, costs and expenses in connection with any such demand, claim, or cause of action; provided that the Company shall have no obligation to indemnify Executive from any demands, claims and causes of action arising out of Executive’s fraud, willful misconduct or gross negligence. Executive shall be entitled to mandatory advancement of expenses, including reasonable attorney’s fees, which shall be advanced promptly upon request, subject to a customary undertaking whereby Executive agrees to repay any such amounts that are finally determined as not subject to indemnification hereunder. Executive shall be covered by directors and officers insurance that the Company provides from time to time to its directors and executives, on terms no less favorable than those provided to similarly situated executives, both during Executive’s employment by the Company and for such period thereafter that the Company provides insurance coverage to its similarly situated former executives.

(c)Interpretation. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. For purposes of this Agreement, the term “including” shall mean “including, without limitation” and the word “or” shall be understood to mean “and/or.”
(d)Amendments; No Waiver. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(e)Survival. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 4 and 5) shall survive such termination.
(f)Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(g)Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(h)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address
on file at the Company.

If to the Company:	Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, Connecticut 06484
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(i)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(j)Effective Date; Entire Agreement. This Agreement shall become effective on the Effective Date, subject to Executive’s continued employment with Meter Readings through such date. Effective on the Effective Date, this Agreement shall constitute the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

(k)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.
HUBBELL POWER SYSTEMS, INC.
By: __/s/_Gerben W. Bakker_________
Name: Gerben W. Bakker
Title: President
EXECUTIVE
___/s/ Allan Connolly______________
Allan Connolly

Exhibit A
Form of Release
THIS RELEASE (this “Release”) is entered into between Allan Connolly (“Executive”) and Hubbell Power Systems, Inc. (the “Company”) for the benefit of the Company and its affiliated companies. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Section 4(a)(ii) of the Employment Agreement entered into by and between Executive and the Company, dated as of December 22, 2017 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

Accordingly, Executive and the Company agree as follows.

1.    General Release and Waiver of Claims. In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)    Release. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from any and all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, under the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b)    Proceedings; Whistleblower Rights. To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims that are released by this Release, or to accept any benefit from any lawsuit that might be filed by another person or government entity based in whole or in part on any event, act, or omission that is the subject of this Release. Notwithstanding the foregoing, nothing in this Release shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

(c)    Exclusions. This Release specifically excludes Executive’s rights and the Company’s obligations under Section 4(a) of the Employment Agreement. Excluded from this Release are: (i) any claims that cannot be waived by law; (ii) Executive’s rights to receive any payments or benefits under Section 4 of the Employment Agreement or the Severance Policy; (iii) any rights Executive may have to receive vested amounts under any of the Company’s employee benefit plans and/or pension plans or programs; (iv) Executive’s rights in and to any equity or ownership interest that Executive continues to hold following his termination of employment; (v) Executive’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (vi) any rights or claims that the law does not allow to be released and/or waived by private agreement; (vii) any rights or claims that are based on events occurring after the date on which Executive signs this Release; or (viii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Company or the Releasees. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by the Executive Covenants and any other restrictive covenants applicable to Executive that continue or are to be performed following termination of employment.

(d)    EEOC Matters. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.    Acknowledgements. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded [twenty-one (21)/forty-five (45)] days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by [•] at the Company, [INSERT COMPANY ADDRESS] within the time period set forth above.

3.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York shall control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, all other parts and provisions shall remain fully valid and enforceable.

4.    Effectiveness. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided that he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release shall be without force or effect, and Executive shall not be entitled to the payments and benefits of Section 4(a)(ii) of the Employment Agreement.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

Date:
Allan Connolly